Exhibit (11)

                            FLORIDA ROCK INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER COMMON SHARE


                                             THREE MONTHS ENDED DECEMBER 31

                                                     1994          1993

          Net income                             $6,137,000     $2,942,000

          Common shares:

          Weighted average shares out-
           standing during the period             9,487,222      9,340,952

          Shares issuable under stock
           options which are potentially
           dilutive and affect primary
           earnings per share                        16,854         50,658

          Maximum potential shares in-
           cludable in computation of
           primary earnings per share             9,504,076      9,391,610

          Additional shares issuable
           under stock options which
           are potentially dilutive
           and affect fully diluted
           earnings per share                        15,025          7,072

          Maximum potential shares
           included in computation of
           fully diluted earnings per
           share                                  9,519,101      9,398,682

          Primary earnings per
           common share                                $.65           $.31

          Fully diluted earnings
           per common share (a)                        $.65           $.31


          (a) Fully diluted earnings per common share are not presented on the income statement since the potential effect would have been less than 3% dilutive.